NOTICE OF ANNUAL MEETING
OF
STOCKHOLDERS
        NOTICE IS HEREBY GIVEN, that the Annual Meeting of Stockholders of AmVestors Financial Corporation will be held at 10:00 a.m. on May 18, 1995, at the Doubletree Hotel, (near Kansas City International Airport) 8801 N.W. 112th Street, Kansas City, Missouri 64153 for the following purposes:
            A.To elect three (3) Class II directors to serve until their terms expire or until their successors shall be elected and shall qualify;
            B.To approve the 1995 Agents Stock Option Plan;
            C.To ratify the selection of independent public accountants; and D.To act upon any other matters which may come before the meeting or any adjournment thereof.
        The Board of Directors has fixed the close of business on April 13, 1995, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.
        You are cordially invited to attend the meeting. Even in the event that you plan to attend, you are respectfully requested to sign, date and return the enclosed proxy.
                                          By Order of the Board of Directors

                                            LYNN F. HAMMES, Secretary


Dated: April 13, 1995
Topeka, Kansas

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. 1

AMVESTORS FINANCIAL CORPORATION
415 S.W. EIGHTH AVENUE, TOPEKA, KANSAS   66603
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
MAY 18, 1995
        This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of AmVestors Financial Corporation (hereinafter referred to as "AmVestors" or the "Company"), the parent company of American Investors Life Insurance Company, Inc.
(hereinafter referred to as "American" or the "Insurance Company"), American Investors Sales Group, Inc., AmVestors Investment Group, Inc. and Omni-Tech Me dical, Inc., to be used in voting at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on May 18, 1995, at the Doubletree
Hotel, 8801 N.W. 112th Street, Kansas City, Missouri 64153. The approximate date on which the proxy materials for the 1995 Annual Meeting of Stockholders are being mailed to stockholders of record is April 14, 1995.
        A person giving the enclosed proxy has the power to revoke it at any time before it is voted by notifying the Secretary of the Company in writing, by submitting a later-dated proxy or by voting in person at the meeting. Giving the proxy will not in any way affect the stockholder's right to attend the annual meeting and vote in person. The cost of this solicitation will be borne by the Company and may be conducted by mail, in person, or by telephone by employees of the Company. Such employees will receive no additional compensation for their participation in the solicitation of proxies on behalf of the Board of Directors. The Company has retained Beacon Hill Partners,
Inc. to assist in the solicitation of proxies on behalf of the Board of Directors for a fee of approximately $5,000.00 plus out-of-pocket expenses.
        Stockholders of record at the close of business on April 13, 1995, will be entitled to notice of and to vote at the meeting. On the record date, there were 10,071,472 issued and outstanding shares of AmVestors Common Stock ("Common Stock"), no par value per share. A majority of the total issued and outstanding shares entitled to vote at the Annual Meeting will constitute a quorum. Broker non-votes, abstentions and withheld authority votes all count for the purpose of determining a quorum. Shares as to which a stockholder abstains are considered shares entitled to vote on the applicable proposal and are included in determining whether such proposal is approved (i.e., an abstention would have the effect of a vote against the applicable proposal). On the other hand, broker non-votes are not considered shares entitled to vote on the applicable proposal and are not included in determining whether such proposal is approved (i.e. a broker non-vote would have no effect on the outcome of a vote on the applicable proposal). Stockholders of record are entitled to one vote per share upon all matters presented at the meeting, with the exception of the election of directors. Stockholders have cumulative voting rights with respect to the election of directors. Each stockholder shall have the right to cast as many votes in the aggregate as shall equal the number of shares held by him multiplied by the number of directors to be elected, and each stockholder may cast the whole number of votes for one candidate or may divide his votes among the three candidates in any manner the stockholder may determine. There are no conditions precedent to the exercise of such rights.
        The shares covered by any properly executed proxy received by the Board of Directors prior to the meeting will be voted as the stockholder specifies; HOWEVER, IF ANY SUCH PROXY FAILS TO SPECIFY HOW IT WILL BE VOTED
IN THE ELECTION OF DIRECTORS OR ON ANY PROPOSAL, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES; for the approval of the 1995 Agents stock option plan; AND FOR THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS LISTED THEREON. IN THE DISCRETION OF THE HOLDER OF THE PROXY, VOTES FOR THE ELECTION OF DIRECTORS MAY BE CUMULATED IN THE MANNER THAT THE HOLDER OF THE PROXY DETERMINES. As to any other matter of business which is properly brought before the meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the holder of the proxy; however, the Board of Directors does not know of any such other matters of business as of the date of mailing the proxy materials.
        Proposals for the 1996 Annual Meeting of the Company must be submitted in writing by qualified stockholders on or before December 16,
1995.
        ALL STOCKHOLDERS ARE URGED TO COMPLETE, DATE, EXECUTE AND RETURN THE ENCLOSED FORM OF PROXY.
        2

        PRINCIPAL HOLDERS OF VOTING SECURITIES
        Based upon the records of the Company and filings with the Securities and Exchange Commission as of April 13, 1995, there were no persons who were known to the Company to be the beneficial owners of more than five percent (5%) of the Company's Common Stock (the only class of voting securities outstanding).
SECURITIES OWNED BY MANAGEMENT
        The following table sets forth, as of March 31, 1995, information with respect to the beneficial ownership of the Company's Common Stock by each director, each nominee, each executive officer named in the Summary Compensation Table below, and by all directors, nominees and officers as a group:

                                                                                  AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                                        BENEFICIAL OWNERSHIP <F1>      PERCENT OF CLASS
_____________________________                                                  __________________________    _______________
Janis L. Andersen, Director                                                          24,944 <F2>                    *
Robert G. Billings, Director                                                         12,021 <F3>                    *
Jack H. Brier, Director                                                              10,278 <F4>                    *
Lynn F. Hammes, Secretary & Treasurer of the Company                                 69,280 <F5>                    *
Mark V. Heitz, President, General Counsel and Director of the Company               175,956 <F6>                    1.7%
Ralph W. Laster, Jr., Chairman, Chief Executive Officer and
     Director of the Company                                                        220,851 <F7>                    2.2%
R. Rex Lee, M.D., Director                                                          110,033 <F8>                    1.1%
Robert R. Lee, II, Director                                                          12,263 <F9>                    *
Robert T. McElroy, M.D., Director                                                    52,430 <F10>                   *
James V. O'Donnell, Director                                                          4,500 <F11>                   *
Timothy S. Reimer, Chief Investment Officer of the Company                           63,695 <F12>                   *
All officers and directors as a
group (11 persons)                                                                  756,251                        7.4%

*Less than one percent (1%)
    <F1> Directors and Officers have sole voting and investment powers of the shares shown unless held under options or otherwise indicated below.
<F2> Includes 7,000 shares which may be acquired upon the exercise of options which are currently exercisable.
<F3> Includes 7,000 shares which may be acquired upon the exercise of options which are currently exercisable.
<F4> Includes 1,600 shares owned by Brier Development Company, Inc. Mr. Brier is the president and sole shareholder of Brier Development Company, Inc. Includes 3,500 shares which may be acquired upon the exercise of options which are currently exercisable.
        3

<F5> Includes 4,580 shares allocated and held in trust under the Company's
Employee Stock Ownership Plans ("ESOPs"). Includes 64,000 shares which may be acquired upon the exercise of options which are currently exercisable.
<F6> Includes 8,266 shares allocated and held in trust under the Company's
ESOPs. Includes 158,240 shares which may be acquired upon the exercise of options which are currently exercisable.
<F7> Includes 9,892 shares allocated and held in trust under the Company's
ESOPs. Includes 169,562 shares which may be acquired upon exercise of options which are currently exercisable.
<F8> Includes 577 shares allocated and held in trust under the Company's
ESOPs. Includes 42,271 shares which may be acquired upon the exercise of options which are currently exercisable.
<F9> Includes 7,000 shares which may be acquired upon the exercise of options which are currently exercisable.
<F10> Includes 1,339 shares owned by Dr. McElroy's spouse. Includes 3,500 shares which may be acquired upon exercise of options which are currently exercisable.
<F11> Includes 3,500 shares which may be acquired upon the exercise of options which are currently exercisable.
<F12> Includes 5,538 shares allocated and held in trust under the Company's
ESOPs. Includes 58,157 shares which may be acquired upon the exercise of options which are currently exercisable.

PROPOSAL A
ELECTION OF DIRECTORS
        The Company's Articles of Incorporation provide that the members of the AmVestors Financial Corporation Board of Directors (the "Board") shall be divided into three classes, as nearly equal in number as possible, each of which is to serve for three years, one class being elected each year. The terms of the directors in Class II expire with this Annual Meeting.
        Unless otherwise directed, the shares represented by properly executed proxies received prior to the vote on the election of directors will be cast for the three nominees listed below. If any nominee becomes unavailable for any reason, or if a vacancy on the Board of Directors should occur before the election (which events are not anticipated), the shares represented by proxies may be voted for such other person as may be determined by the holder of such proxies.
        The following information is provided for the nominees for the Class II directors and for the Class I and Class III directors whose terms in office are continuing.
NOMINEES FOR ELECTION AS CLASS II DIRECTORS

                                                              PRINCIPAL                          DIRECTOR              TERM TO
                NAME                  AGE                     OCCUPATION                          SINCE                 EXPIRE
      ______________________        _______         _____________________________             ______________         ___________
Robert G. Billings                     58      President, Alvamar, Inc.                            1986                  1998

Jack H. Brier                          48      President, Brier Development
                                                Company, Inc.                                      1994                  1998

Robert R. Lee, II                      37      Attorney, Wilson, Lee & Gurney                      1992                  1998

        4

        CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING

Ralph W. Laster, Jr.                   43      Chairman of the Board and Chief
                                                Executive Officer of AmVestors
                                                Financial Corporation                              1986                  1996

R. Rex Lee, M.D.                       65      Physician and Surgeon                               1986                  1996

James V. O'Donnell                     44      President, Bush-O'Donnell and
                                                Company, Inc.                                      1994                  1996

Janis L. Andersen                      41      Self-Employed Public Relations
                                                Marketing Consultant                               1986                  1997

Mark V. Heitz                          42      President and General Counsel of
                                                AmVestors Financial Corporation                    1986                  1997

Robert T. McElroy, M.D.                59      Physician and Surgeon                               1994                  1997


NOMINEES

        Robert G. Billings is President of Alvamar, Inc., a real estate development company. He has served on AmVestors' Board since 1986 and has been a director of the Insurance Company since 1982. Mr. Billings has also served on the Board of AmVestors Investment Group, Inc. since 1988.
        Jack H. Brier was appointed to the Board of AmVestors on March 24, 1994. He has served on the Board of AmVestors Investment Group since 1992. Mr. Brier served as a member of the Board of Trustees of the Kansas Public Employees Retirement System from 1990 to 1992. He is also a member of the Board of Columbian National Title Insurance Company. Mr. Brier is currently the President of Brier Development Company, Inc. in Topeka, Kansas.
        Robert R. Lee, II has been engaged in the private practice of law in Wichita, Kansas, since 1984. He is currently a partner in the law firm of Wilson, Lee & Gurney. Mr. Lee has served on the Board of AmVestors since 1992 and the Insurance Company since 1989. Mr. Lee is the son of Dr. R. Rex Lee, a fellow member of the AmVestors' Board.
CONTINUING DIRECTORS
        Ralph W. Laster, Jr. has served as Chief Executive Officer of AmVestors since January 1988, and as Chairman of the Board of AmVestors since May 1988. In addition to his duties as Chairman and Chief Executive Officer of AmVestors, Mr. Laster has also served as President and Chief Executive Officer of the Insurance Company since April 1991 and serves as Chairman of the Board of American Investors Sales Group, Inc; Chairman, President and Chief Executive Officer of AmVestors Investment Group, Inc.; and Chairman and Chief Executive Officer of Omni-Tech Medical, Inc. Mr. Laster has served the Company since its inception and has been affiliated with the Insurance Company since 1981.
        R. Rex Lee, M.D. was an incorporator of the Insurance Company and has served as a director of the Insurance Company since its incorporation in March 1965. Dr. Lee has also served on the Board of AmVestors since its inception in 1986. In addition, Dr. Lee served as Senior Medical Director to the Insurance Company from May 1965 to April 1993. Dr. Lee is a self-employed physician and surgeon in Wichita, Kansas.
        James V. O'Donnell was appointed to the Board of AmVestors on March 24, 1994. Mr. O'Donnell has served on the Board of AmVestors Investment Group since 1990. He currently serves as President of Bush-O'Donnell and Company, Inc., a funds management and investment banking firm in St. Louis, Missouri. Prior to his work at Bush-O'Donnell, Mr. O'Donnell was employed at Goldman, Sachs & Company from 1974 to 1988 where he held the title of Vice President.
        5

        Janis L. Andersen has been a director of the Insurance Company since August 1987. She also has served on the Board of AmVestors since its inception in 1986. Ms. Andersen is a self-employed public relations and marketing consultant.
        Mark V. Heitz currently serves as President and General Counsel of AmVestors; Chairman and General Counsel of the Insurance Company; and President and Chief Executive Officer of American Investors Sales Group, Inc. He has served as a director of the Company since its inception in 1986. Mr. Heitz has also served as a director of American Investors Sales Group, Inc. since 1986. He is also currently a member of the Boards of AmVestors Investment Group, Inc. and Omni-Tech Medical, Inc. to which he was elected in 1988 and 1992, respectively.
        Robert T. McElroy, M.D. was appointed to the Board of AmVestors on March 24, 1994. He has also served as a director of the Insurance Company since 1983. Dr. McElroy is a self-employed physician and surgeon in Topeka, Kansas.
        The favorable vote of a plurality of the Common Stock of the Company in attendance or represented by proxy and entitled to vote at the Annual Meeting is needed for the election of directors.
        The Board of Directors recommends a vote FOR the election of each of the nominees to the Board.
BOARD OF DIRECTORS
BOARD AND COMMITTEES OF THE BOARD
        The full Board met 9 times in 1994. All directors attended more than 75% of the total number of meetings of the Board and Committees to which they belong.
        The Company has standing audit, nominating and compensation committees.
        The Company's Audit Committee consists of Messrs. Brier, Billings and Robert R. Lee, II. The committee met three times during the year. Its function is to recommend to the Board of Directors the independent public accounting firm that will conduct the annual audit of the Company's accounts, to review the nature and scope of the audit, to review the accounting practices and control systems of the Company, and to review the qualifications and performance of the proposed auditing firm. The selection of such firm is subject to ratification by the stockholders at each Annual Meeting.
        The Nominating Committee consists of Ms. Andersen, Mr. Laster and Dr.
R. Rex Lee. The committee met once during the year to nominate directors for election. They will consider stockholder nominations submitted in writing.
        The Compensation Committee consists of Mr. O'Donnell, Dr. McElroy and Dr. R. Rex Lee, who serves as chairman of the committee. The committee met three times to review and recommend to the Board of Directors the levels, amounts and types of compensation and remuneration paid to officers and directors of the Company. See Executive Compensation.
COMPENSATION OF DIRECTORS
        Outside directors were compensated for their service on the Board of AmVestors Financial Corporation at the rate of $250 per month plus $1,250 for each meeting attended. For committee meetings held on days other than the regular Board Meeting, each outside Board member in attendance is compensated $500 for such attendance in service. Directors who are employees of the Company are not compensated for service as members of the Board or any Committee of the Board. In addition, the Chairman of the Compensation Committee is paid $1,000 per month.
        6
        On May 19, 1994 the stockholders approved the 1994 Stock Deferral Plan for Non-Employee Directors ("Director Deferral Plan"). Under the Director Deferral Plan, each non-employee director may elect to defer the receipt of fees for services to the Board and its Committees, which are then credited in stock units payable in an equal number of shares of AmVestors' Common Stock and held by the Company in an account for the benefit of such director. In the event of such an election, the Company will apply the amount of director fees specified by the director to determine the number of shares of the Company's Common Stock that are payable to such director based on a price equal to the average closing price of the Company's Common Stock for the quarter in which such election applies.
        On March 26, 1992, the Company adopted the AmVestors Financial Corporation Directors Retirement Plan ("Plan"). The Plan provides a monthly retirement benefit to eligible retired directors in the amount of $750. In addition, the Company will continue to pay premiums for life insurance coverage for each eligible director for the amount of coverage provided while they were a director of the Company. Directors who attain age 60 and have completed five years of service for the Company are eligible to receive benefits under the Plan.
EXECUTIVE OFFICERS
        The following is a list of current executive officers of the Company. Officers serve at the pleasure of the Board of Directors.

        Name                                Age          Position(s) Held with the Company
            ____________________            _____        ______________________________________________
        Ralph W. Laster, Jr.                43           Mr. Laster has served as  Chief Executive Officer of AmVestors
                                                         Financial Corporation since January 1988 and as Chairman of the Board of AmVestors since May 1988.  Mr. Laster has also served as President and Chief Executive Officer of the Insurance Company since April 1991 and serves as Chairman of the Board of American Investors Sales
                                                         Group, Inc; Chairman, President and Chief Executive Officer of
                                                         AmVestors Investment Group, Inc.; and Chairman and Chief Executive
                                                         Officer of  Omni-Tech Medical, Inc.
        Mark V. Heitz                       42           Mr. Heitz currently serves as President and General Counsel of
                                                         AmVestors; Chairman and General Counsel of the Insurance Company;
                                                         and President and Chief Executive Officer of American Investors Sales
                                                         Group, Inc. He has served as a director of the Company since its incep-
                                                         tion in 1986 and as a director of the Insurance Company since 1986. Mr.
                                                         Heitz has also served as a director of American Investors Sales Group,
                                                         Inc. since 1986, and he is a member of the Boards of AmVestors
                                                         Investment Group, Inc. and Omni-Tech Medical, Inc.
        Thomas M. Fogt                      49           Mr. Fogt currently serves as Executive Vice President Corporate
                                                         Development of AmVestors. Mr. Fogt has been employed by the
                                                         Company since July 1994.
        Lynn F. Hammes                      43           Mr. Hammes has served as Secretary and Treasurer of the Company since 1990. In addition, Mr. Hammes also serves as Senior Vice
                                                         President and Chief Financial Officer of American and Secretary and
                                                         Treasurer of American, American Investors Sales Group, Inc. and
                                                         AmVestors Investment Group, Inc. and Treasurer of Omni-Tech
                                                         Medical, Inc. He is also a member of the Board of AmVestors
                                                         Investment Group, Inc. to which he was elected in 1993. Mr. Hammes has been employed by the Company since 1987.
        7

        Timothy S. Reimer                   36           Mr. Reimer has served as Chief Investment Officer of the Company since 1993. In addition, Mr. Reimer serves as Vice President of
                                                         AmVestors Investment Group, Inc. and Chief Investment Officer of
                                                         American, American Investors Sales Group, Inc. and AmVestors
                                                         Investment Group, Inc. He is also a member of the Board of AmVestors
                                                         Investment Group, Inc. to which he was elected in 1988. Mr. Reimer has been employed by the Company since 1988.

EXECUTIVE COMPENSATION
        In accordance with rules pertaining to executive compensation disclosure adopted by the Securities and Exchange Commission ("SEC"), the Company is required to provide certain data and information with regard to the compensation and benefits provided the Company's Chief Executive Officer and certain of the most highly compensated executive officers. The disclosure requirements include the use of various tables and graphs, and a report from the Compensation Committee explaining the rationale that led to the fundamental executive compensation decisions discussed herein.
        The following table sets forth summary compensation information for the last three fiscal years on Mr. Laster, the Company's Chief Executive Officer, and Messrs. Heitz, Hammes, and Reimer, the three executive officers, for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 1994, 1993 and 1992:
SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                        COMPENSATION
                                                                                              AWARDS                ALL OTHER
              NAME AND                                  ANNUAL COMPENSATION <F1>       SECURITIES UNDERLYING          COMPEN-
         PRINCIPAL POSITION             YEAR           SALARY ($)      BONUS ($)         OPTION/SAR'S (#)         SATION ($) <F2>
___________________________      _______                  ___________            __________                _________________
  Mr. Ralph W. Laster, Jr.              1994           370,000           370,000               -                      26,134
  Chairman and CEO of the               1993           370,000           162,500            95,000 shrs               28,710
  Company                               1992           325,000           255,000            26,562                    23,029

  Mr. Mark V. Heitz                     1994           235,000           236,788               -                      26,134
  President and General                 1993           235,000           105,000            81,000                    28,710
  Counsel of the Company                1992           210,000           170,000            29,241                    23,029

  Mr. Lynn F. Hammes                    1994           142,500            50,000               -                       25,688
  Secretary and Treasurer               1993           123,632            25,000            37,500                    22,556
  of the Company                        1992            94,000            15,000             2,500                    11,001

  Mr. Timothy S. Reimer                 1994           141,010            70,144               -                       22,051
  Chief Investment Officer              1993           173,813            50,000            24,500                    28,498
  of the Company                        1992           150,000            25,000                -             17,621

    <F1> Excludes perquisites which did not exceed the lesser of $50,000 or 10% of the combined salary and bonus of any executive officer for the year.
<F2> Amounts reported in this column consist of contributions allocated by the
Company to each officer under the Company's tax qualified ESOPs and the AmVestors Financial Corporation Money Purchase Pension Plan. These allocations are held in trust pending the officer's termination or retirement. All full-time employees with more than one year of service participate in these plans.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
        There were no stock options or stock appreciation rights granted to the four executive officers of the Company named above during 1994.
8

AGGREGATED OPTION/SAR EXERCISES IN 1994,
AND 1994 YEAR END OPTION/SAR VALUE

                                                                    NUMBER OF SECURITIES
                                                                   UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                                                                    OPTIONS/SARS AT 1994            IN-THE-MONEY OPTIONS/SARS
                                                                        YEAR END (#)                 AT 1994 YEAR END ($) (1)
                                                                 __________________________         _________________________

                   SHARES ACQUIRED          VALUE
    NAME           ON EXERCISE (#)      REALIZED ($)          EXERCISABLE    UNEXERCISABLE         EXERCISABLE   UNEXERCISABLE
_________          _______________________________            ____________________________        _________________________
  Mr. Laster             -                     -               169,562             -                211,524              -
  Mr. Heitz              -                     -               158,240             -                218,136              -
  Mr. Hammes             -                     -                64,000             -                75,421               -
  Mr. Reimer             -                     -                58,157             -                 99,064              -
    <F1>  Value of unexercised In-The-Money Options is calculated by subtracting the exercise price from the market value of the underlying stock at 1994 year end and multiplying the result times the number of shares subject to exercise. Year end market value of Common Stock was
$9.50.

EMPLOYMENT CONTRACTS AND TERMINATION
OF EMPLOYMENT ARRANGEMENTS
        Pursuant to an employment agreement by and between AmVestors, American, AmVestors Investment Group, Inc. and American Investors Sales
Group, Inc. ("Companies") and Mr. Laster, the Companies have agreed to provide Mr. Laster a base salary, health benefits, insurance benefits and other perquisites through May 31, 1997. Mr. Laster's salary is reviewed annually based upon certain subjective and objective performance factors discussed in the Compensation Committee Report on Executive Compensation. The agreement also provides that if Mr. Laster is discharged without cause prior to the end of the contract term, he is entitled to receive contract compensation throughout the remaining term of the contract.
        Pursuant to an employment agreement by and between AmVestors,
American and Mr. Heitz, AmVestors and American have agreed to provide Mr. Heitz a base salary, health benefits, insurance benefits and other perquisites through December 31, 1995. Mr. Heitz's salary is reviewed annually based upon certain subjective and objective performance factors. The agreement also provides that AmVestors and American will pay Mr. Heitz severance pay, if he is discharged without cause, in an amount equal to the salary and other compensation and benefits due for the remainder of the calendar year in which such termination of employment occurs. Mr. Heitz is also entitled to receive a continuation of his monthly base salary for a period not to exceed the difference between 12 months and the number of months after such termination in which salary and benefits were payable in the calendar year in which such discharge occurred.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
        Recommendations on executive compensation are made to the Board by the three-member Compensation Committee of the Board ("Committee"). The Committee is composed of Mr. O'Donnell, Dr. Lee and Dr. McElroy. Each member of the Committee is a non-employee director of the Company. Dr. Lee was employed by the Insurance Company during 1992 and 1993 as Senior Medical Director.
        On January 22, 1991, the Company made a 30 year, $504,000 first mortgage loan on the personal residence of Dr. Lee, a director of the
Company. At the time the loan was made, it represented a loan to estimated value of approximately 80%. The largest outstanding balance on the loan during 1994 was $205,059 on January 1, 1994. This loan originally provided for interest at the rate equal to the cost of funds of the Eleventh District of the Federal Reserve, plus 2% and had a final payment due February 1, 2021. On December 10, 1992, the terms of the loan were renegotiated to provide for interest to be fixed at rate of 7.5% and a final payment due January 10,
2008. The outstanding principal balance on this loan was $11,815 as of December 31, 1994.
        Set forth below is a report submitted by the Committee addressing the Company's compensation policies and philosophies for 1994 as they affected
Mr. Laster and the other executive officers.
        9
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
        The Compensation Committee Report on executive compensation below shall not be deemed to be filed under or incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference.
        In 1994, the Board adopted an Incentive Compensation Plan and Bonus Compensation Agreements ("Incentive Plans") to provide certain executive officers and key employees with the opportunity to earn incentive compensation based upon the financial performance of the Company. The Incentive Plans utilize specific financial performance objectives including, without limitation, the following: (i) return on equity; (ii) asset growth;
(iii) total return on AmVestors Common Stock; (iv) core operating earnings;
(v) premiums and annuity considerations; (vi) gross margin; and (vii) total expenses. The Incentive Plans award points to executive officers and key employees when specified objectives are attained. Incentive compensation is calculated by multiplying the percentage of base salary specified for each officer times the ratio of performance objective points earned divided by total performance objective points possible. The number of performance objective points possible and the percentage of base salary specified for each executive officer is set by the whole Board based upon the recommendations of the Compensation Committee and is intended to reflect each officer's potential to influence the profitability of the Company's operations. The Incentive Plans will be effective for calendar year 1994 and will impact compensation paid during 1995.
EXECUTIVE COMPENSATION POLICIES
        This report outlines the Company's general compensation policy, as endorsed by the full Board of Directors, and explains the Committee's actions with regard to executive compensation for the year ended December 31, 1994. Compensation decisions are made by the whole Board based upon the review and recommendations of the Committee. It is anticipated that criteria similar to that discussed herein, in addition to the criteria set forth in the Incentive Compensation Plans described above, will be employed for compensation decisions in 1995.
        The focus of the executive compensation program is to attract, motivate and retain quality executives by providing a well rounded compensation plan based on both Company and individual performance. In addition to salary and bonus awards, the Committee may utilize both annual and long-term stock incentive plans which are intended to reward executive officers and other key employees upon achieving specific goals.
        The Committee recognizes that stock ownership and stock-based performance arrangements are beneficial and operate to increase executive officers' incentive to enhance stockholder value. The Company relies on this type of compensation arrangement as a significant element in the total compensation program.
        Section 162(m) of the Internal Revenue Code, enacted in 1993 and effective for taxable years beginning after January 1, 1994, generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to certain executive officers. Compensation that qualifies as performance-based compensation for purposes of section 162(m) is not subject to the $1 million deduction limitation. The Committee will consider Section 162(m) in its compensation decisions on any ongoing basis.
EXECUTIVE OFFICER COMPENSATION AND PERFORMANCE
        Compensation paid to the executive officers in 1994 consisted of base salary, annual bonus, and contributions to the Company's Employee Stock Ownership Plan and Money Purchase Pension Plan. One half of bonus compensation paid to executive officers in 1994 was paid in the form of a salary bonus throughout the year. As discussed below, each element of compensation is based on a combination of qualitative and quantitative factors.
BASE SALARY AND ANNUAL BONUS
        The salary and bonus of the Company's executive officers is reviewed and approved annually by the Board. The Board's decisions concerning base salary and bonus levels are based upon recommendations from the Committee, which reviews corporate and individual performance in making its recommendations to the Board. To assist the Committee in its compensation decisions for executive officers other than himself, the Chief Executive Officer reviews the performance of each executive officer and recommends to th e Committee proposed remuneration for each respective officer. The Committee considers both objective and subjective criteria in its evaluation of each executive officer, including the Chief Executive Officer.
        10
        The Committee considered several objective factors in its compensation decisions for 1994. Factors relevant to its decisions were earnings, return on stockholders' equity, increased premiums, asset growth, reduction in bank debt, increased capitalization in American and performance of the Insurance Company's investment portfolio. Bonus compensation earned in 1994 is based on 1993 performance. In 1993, the Company posted core operating earnings of $10.1 million, an increase of $8.1 million over 1992, net earnings of $18.0 million, an increase of $1.2 million over 1992. Stockholders' equity increased 103% from $49.5 million in 1992 to $100.3 million in 1993. Premiums increased 32% over 1992 to $222.2 million. Average invested assets grew from $1.7 billion in 1992 to $1.8 billion in 1993. In 1993, the Company retired all existing bank debt and contributed $14.6 million to the capital and surplus of American.
        The Committee also considers subjective factors in its review of each executive officer. Such factors include business planning skills, leadership abilities, creativity, experience, assumption of additional duties in connection with promotions or changes, and individual performance in any special projects or situations.
STOCK INCENTIVE PLANS
        The Company currently has three separate stock incentive plans: (1) 1989 Non-Qualified Stock Option Plan, (2) 1989 Stock Appreciation Rights
Plan, and (3) 1989 Restricted Stock Plan. The board did not make any award to the executive officers named in the Summary Compensation Table under any of the stock incentive plans in 1994.
CEO COMPENSATION
        The Chief Executive Officer's primary responsibilities are to direct and oversee the day-to-day operations of the Company and its wholly-owned subsidiaries, including, but not limited to, the investment of the Company's assets.
        In 1994, Mr. Laster's base salary was $370,000 per annum. His base salary is established pursuant to his employment contract and is subject to increase annually at the sole discretion of the Board. Mr. Laster's base salary may not be diminished prior to May 31, 1997. Despite the Company's improved financial condition and performance, Mr. Laster's base salary was not increased over his 1993 base salary.
        In determining the bonus paid to Mr. Laster, the committee considers a number of variables including financial performance, individual performance, special assignments or tasks and achievement of particular goals. In recommending bonus compensation, the committee exercises broad discretion and considers all of the above criteria. No single criteria is assigned specific weight in the determination.
        Mr. Laster's cash compensation in 1994 included a bonus of $370,000. The 1994 bonus was based upon the Company's Financial performance in 1993 as previously described. Among other things, the Committee considered the dramatic improvement in earnings profitability, growth in assets, continued growth in premiums in 1993, and the increase in the spread between the interest rates earned on invested assets and those credited to policyowners.
        In addition to the improved financial performance, the committee also considered Mr. Laster's contribution in the success for closing of the Company's common stock offering in November 1993. Under Mr. Laster's leadership, the Company issued 3.5 million shares of the Company's common stock and raised in excess of $35 million in capital. The proceeds raised in connection with the offering enabled the Company to retire all outstanding bank debt, and repurchase common stock warrants held by one of the Company's senior lenders. The balance of the proceeds were contributed to the capital and surplus of American.
        The compensation paid to Mr. Laster in 1994 reflects the Committee's assessment of this personal performance and leadership, as well as his relative value to the Company, and ability to impact the Company's performance.
        Dr. R. Rex Lee
        Mr. James V. O'Donnell
        Dr. Robert T. McElroy

PERFORMANCE GRAPH
        The following graph compares the Company's cumulative total stockholder return (assuming reinvestment of dividends) with the S&P 500 Index and the S&P Life Insurance Index.
        The Stock Performance Graph shall not be deemed to be filed under, or incorporated by reference into, any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this graph by reference.
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMVESTORS, S&P 500 INDEX, AND THE S&P LIFE INSURANCE INDEX
AMVESTORS FINANCIAL CORPORATION

                                                                            1989      1990    1991      1992    1993    1994

AmVestors Financial Corporation ...........................                 $100      $22      $49      $78      $78    $68
S&P 500 Index .............................................                  100       103      126      136      150   162
S&P 500 Life Insurance Index...............................                  100        82      117      158      160   133

Assumes $100 invested on December 29, 1989, in AmVestors Financial Corporation Common Stock, the S&P 500 Index and the S&P Life Insurance Index.
        12

        The Company's Proxy Statement for the 1994 Annual Meeting presented a Stock Performance Graph which compared the Company's cumulative total stockholder return for the five-year period ending December 31, 1993, to two indices of Nasdaq stocks. At that time, the Common Stock was traded on the Nasdaq Stock Market. In November 1994, the Common Stock was listed on the New York Stock Exchange. Rules of the Securities and Exchange Commission require that, if an index is selected which is different from an index used for the immediately-preceding year, the Company's total return must be presented in the Stock Performance Graph for both the newly selected index and the index used in the immediately-preceding fiscal year. Because of the change in comparative indices caused by the Company's listing on the New York Stock Exchange, the following graph is presented to compare the cumulative total stockholder return (assuming reinvestment of dividends) for the Company's common stockholders during the five-year period ended December 31, 1994, to the same two comparative groups contained in the 1994 Proxy Statement, namely the Total Return Index for the Nasdaq Stock Market, and the Total Return Index for Nasdaq Financial Stocks.

                                                                                   1989    1990      1991    1992      1993    1994
AmVestors Financial Corporation............................                         $100      $22      $49      $78      $78    $68
Nasdaq Stock Market (US) ..................................                           100      85      137      158      181    177
Nasdaq Financial Stocks....................................                           100      77      119      170      197    198

Assumes $100 invested on December 29, 1989, in AmVestors Financial Corporation common stock, the Total Return Index for the Nasdaq Stock Market and the Total Return Index for Nasdaq Financial Stocks.
        13

COMPLIANCE WITH THE SECURITIES EXCHANGE ACT OF 1934
        The Company's directors and executive officers are required under the Securities Exchange Act of 1934 to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely on a review of the copies of the reports furnished to the Company and written representations from directors, the Company believes that during 1994 all filing requirements applicable to directors and executive officers have been complied with, except that Mr. Thomas M. Fogt filed his initial Form 3 report late, two Form 3 reports for family trusts on which Mr. Fogt serves as co-trustee were filed late, and a Form 4 report relating to one transaction was filed late; and, Mr. Robert G. Billings filed one Form 4 report relating to one transaction late.
TRANSACTIONS WITH MANAGEMENT AND STOCKHOLDERS
        In 1991, the Company made a first mortgage loan on the personal residence of Dr. R. Rex Lee as described under the heading Compensation Committee Interlocks and Insider Participation.
PROPOSAL B
APPROVAL OF THE 1995
AGENTS STOCK OPTION PLAN
        On March 30, 1995, the Board of Directors unanimously adopted, subject to stockholder approval, the 1995 Agents Stock Option Plan (the
"Plan"). The purpose the Plan is to encourage ownership of the Company's
Common Stock by agents and marketing organizations that recruits agents who sell annuities and life insurance products of the Company's subsidiary, American. The Board believes the Plan will provide an additional incentive to promote the sale of American's products and will generally promote the success of the Company's business. At the Annual Meeting, stockholders will be requested to approve the Plan. The Plan covers a maximum of 500,000 shares of the Company's Common Stock.
SUMMARY DESCRIPTION OF THE PLAN.
        ADMINISTRATION OF THE PLAN. The Plan shall be administered under the general direction and control of the Board of Directors of the Company which may from time to time issue orders or adopt resolutions not inconsistent with the provisions of the Plan to interpret the provisions and supervise the administration of the Plan. The Board may appoint a committee of not fewer than three directors, who shall have full power and authority to take any action required or permitted by the Board under the Plan, except that the committee shall not have the power to terminate, suspend, alter, or amend the Plan.
        ELIGIBLE PARTICIPANTS. Under the Plan, options may be granted to any individual, corporation, or other entity who is contracted to sell American's products or recruit agents to sell American's products. No subsidiary of the Company or any officer, director, or employee of the Company or its subsidiaries shall be eligible to receive options under the Plan. The Company estimates that there will be approximately 6,000 eligible participants when the Plan is approved. The Plan does not provide for a maximum number of shares of Common Stock which may be granted to any particular person or company under the Plan. However, no options may be granted to any person or company which beneficially owns more than five percent of the Common Stock of the Company.
        TYPE OF OPTIONS. Only nonqualified stock options may be granted under the Plan. Options granted under the Plan shall not be treated as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986.
        GRANT OF OPTIONS. Options shall be granted only upon the execution, by both the optionee and the Company, of a stock option agreement. The terms and conditions of the form of the stock option agreement may be changed by the Board of Directors or the committee from time to time, but these changes shall not affect any stock option agreement in force at the time the changes are made.
        OPTION PRICES. The purchase price of the Common Stock covered by each option shall be determined by the Board of Directors or the committee, but shall not be less than the fair market value of the Common Stock at the time of the grant of the option. The market value of the Company's Common Stock on December 30, 1994 was $9.50.
        14
        TERM OF OPTIONS. The term of each option shall be ten years from the date of granting such option. Each option shall be subject to earlier termination as discussed below. No option may be transferred, assigned or pledged by the optionee.
        PURCHASE PRICE. An option may only be exercised by written notice to the Company specifying the number of shares of Common Stock with respect to which such option is then being exercised, accompanied by the purchase price for such shares of Common Stock. The purchase price of the shares of Common Stock purchased upon exercise of an option shall be paid in full in cash at the time of exercise, but the Board of Directors may determine that shares of Common Stock may be purchased, in whole or in part, with Common Stock of the Company based on the fair market value of the Common Stock on the date of exercise.
        TERMINATION OF OPTIONS. Each option shall terminate upon the FIRST of the following dates:
        a. If the optionee voluntarily terminates his contract within twelve months of the date of grant of the option, the date of the optionee's termination of the contract.
        b. If the optionee voluntarily terminates his contract more than twelve months after the date of grant of the option, the date
         90 days after the date the contract is terminated;
        c. If the optionee is an individual, and such optionee's contract is terminated because of the optionee's permanent and total disability, the date twelve months following the date of termination of the contract;
        d. If the optionee is an individual, and such optionee dies, the date twelve months following the date of the optionee's death;
        e. If the optionee fails to achieve the applicable yearly premium requirement set by contract or the committee for any calendar year, the next March 31 following the end of such calendar year;
        f. If the optionee's contract is terminated by reason of the optionee's dishonesty, fraud, embezzlement, or any other malicious act substantially detrimental to the Company or one of its subsidiaries, the date of the termination of the contract; and
        g. If the optionee's contract is terminated for any reason other than as provided in c., d. or f. above, the date 90 days after the date of termination of the contract.
        h.    The date 10 years from the date of grant.
        ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of any change in the outstanding Common Stock of the Company by reason of the stock dividend, stock split, merger, consolidation, split-up, combination or change of shares, reorganization, liquidation, or the life, the aggregate number and class of shares of Common Stock available under the Plan and the number and class of shares subject to each outstanding option and the option prices shall be appropriately adjusted by the Board of Directors or the Committee whose determination shall be conclusive.
        TERMINATION AND AMENDMENT OF THE PLAN. The Board of Directors may at any time suspend or terminate the Plan and shall have the right to alter or amend the Plan or any part thereof at any time and from time to time as it may deem proper and in the best interest of the Company. Any termination, suspension, alteration, or amendment of the Plan may be made by the Board of Directors without further action on the part of the stockholders of the Company; PROvided, that, no such termination, suspension, alteration, or amendment shall: (a) impair, without the consent of the optionee, any option theretofore granted to such optionee under the Plan or deprive such optionee of any Common Stock that such optionee has acquired under the Plan; or (b) unless approved by the stockholders of the Company, increase the total number of shares of Common Stock which may be purchased under the Plan (except upon an adjustment in connection with a change in capitalization or merger of the Company). Any option outstanding at the time of termination of the Plan shall remain in effect subject to the provisions of this Plan until the option shall have been exercised or shall have expired.
FEDERAL INCOME TAX CONSEQUENCES
        Eligible participants receiving nonqualified options under the Plan do not recognize taxable income on the date of grant of the option, assuming
(as is granted usually the case with plans of this type) that the option does not have a readily ascertainable fair market value at the time it is granted. However, the participant must generally recognize ordinary income at the time of exercise of the nonqualified option in an amount equal to the difference between the option exercise price and the fair market value of the Common
Stock on the date of exercise. Upon subsequent disposition, any further gain or loss is taxable either as a short-term or long-term capital gain or loss, depending upon the length of time that the shares of Common Stock are held.
        The Board of Directors believes that the adoption of the Plan will promote the interests of the Company and its stockholders and enable the Company to retain and reward agents important to the Company's success through the recognition of the attainment of long-term corporate goals and objectives reflected in share values. The favorable vote of a majority of holders of the Common Stock of the Company present or represented by proxy and entitled to vote at the Annual Meeting is required to approve the 1995 Agents Stock Option Plan.
        Recommendation of Your Board of Directors "FOR" this Proposal
PROPOSAL C
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
        The Board of Directors of the Company has selected Deloitte & Touche
LLP as its independent public accountants for the fiscal year 1995. At the meeting, the stockholders will be asked to ratify the Board of Director's selection of Deloitte & Touche as the independent public accountants for the fiscal year 1995. During the fiscal year 1994, Deloitte & Touche provided the professional services related to the examination of the financial statement of the Company and related entities, including annual reports to stockholders and the Securities and Exchange Commission and have certified the same and provided advice with regard to preparation of federal income tax returns and other tax and accounting matters. The Audit Committee of the Board of Directors approved such services taking into consideration the possible effects which the rendering of such services would have on the independence of the accountants. It is expected that representatives of Deloitte & Touche will be present at the stockholders' meeting to make a statement or to answer questions.
        The favorable vote of a majority of the Common Stock of the Company in attendance or represented by proxy and entitled to vote at the Annual
Meeting is needed to ratify the Board of Director's selection of independent public accountants.
        The Board of Directors recommends a vote FOR ratification of the independent public accountants.

DISCRETIONARY AUTHORITY
        While the Notice of Annual Meeting calls for the transaction of any other business as may properly come before the meeting, the Board of Directors has no present intention of presenting any matters for action by the stockholders at the meeting, other than as set forth herein. The enclosed proxy gives discretionary authority to vote all shares subject to such proxy in the event that any additional matters should be presented by a stockholder.
        A COPY OF THE THE COMPANY'S 1994 ANNUAL REPORT AND FORM 10-K REPORT FOR THE YEAR ENDED DECEMBER 31, 1994, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, BUT NOT INCLUDING EXHIBITS, IS ENCLOSED WITH THIS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS. AMVESTORS FINANCIAL CORPORATION WILL UNDERTAKE TO PROVIDE TO EACH PERSON SOLICITED (INCLUDING BENEFICIAL OWNERS), UPON REQUEST, ADDITIONAL COPIES OF THE FORM 10-K REPORT FOR THE YEAR ENDED DECEMBER 31, 1994, INCLUDING FINANCIAL STATEMENTS, SCHEDULES AND EXHIBITS. AMVESTORS RESERVES THE RIGHT TO EXACT A FEE NOT IN EXCESS OF REASONABLE EXPENSES FOR SO DOING.
                                         By Order of the Board of Directors
                                         LYNN F. HAMMES, Secretary
Dated: April 13, 1995
Topeka, Kansas
16

AMVESTORS FINANCIAL CORPORATION
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
April 13, 1995
Please Sign and Return Immediately
      The undersigned hereby appoints Ralph W. Laster, Jr. and Mark V. Heitz, or either of them, with powers of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of AmVestors Financial Corporation, to be held on May 18, 1995, at the Doubletree Hotel, 8801 N.W. 112th Street, Kansas City, Missouri 64153, and at any adjournment or adjournments thereof, with all power which the undersigned would possess if personally present and to vote all shares of stock which the undersigned may be entitled to vote at said meeting.

(A) The election of three (3) Class II directors.
ROBERT G. BILLINGS
FOR _____________________
WITHHOLD VOTE

JACK H. BRIER

FOR _____________________
WITHHOLD VOTE

ROBERT R. LEE, II

FOR _____________________
WITHHOLD VOTE


(To withhold a vote for any individual nominee, check the box marked WITHHOLD VOTE next to the nominee's name above. To cumulate votes for any nominee(s), write the number of votes cast for each in the space provided next to the box. The total number of votes must not exceed three times the number of shares you hold.)

(B) The approval of the 1995 Agents Stock Option Plan.
FOR                   AGAINST                ABSTAIN

(C) To ratify the selection of independent public accountants.
FOR                   AGAINST                ABSTAIN

(D) In their discretion, either of the above named agents is authorized to vote upon any other matters which may come before the meeting or any adjournment or adjournments thereof.
FOR                   AGAINST                ABSTAIN

      The undersigned hereby revokes any and all powers of attorney heretofore given to vote or act with respect to said shares; and hereby ratifies and confirms all that said attorneys, proxies or any of them, or their substitutes, may lawfully do by virtue hereof.
      Either of the above named agents at said meeting, either personally or by substitute, shall exercise all powers of proxies hereunder.
      THIS PROXY WILL BE VOTED IN FAVOR OR AGAINST THE MATTERS SET FORTH ABOVE AS YOU MAY INDICATE, BUT IN THE EVENT NO INDICATION IS GIVEN, SAME WILL BE VOTED IN FAVOR OF THE NOMINEES AND THE PROPOSALS LISTED ABOVE.
      Please sign your name on the signature line below in the same way it is printed on this form. When signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation, please give your full title as such.
Dated this___________________________day of _______1994
Signature____________________________________________________________________

Signature____________________________________________________________________

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMVESTORS FINANCIAL CORPORATION
MANAGEMENT RECOMMENDS A VOTE FOR ALL ITEMS